April 2022

First Manhattan Co. Code of Ethics

Under Investment Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1

I.	Statement of General Principles.

In recognition of the trust and confidence placed in the Adviser by its Clients (each as defined below), the Adviser and its personnel must conduct themselves and their activities in such a manner so as not to gain personal benefit at the expense of any Client, or to interfere with their independence or their exercise of good judgment in the best interest of a Client. This Code of Ethics (the “Code”) is designed to satisfy the requirement that SEC-registered investment advisors establish, maintain and enforce a written personal trading code of ethics; it governs the personal investment activity of Access Persons (as defined below) and addresses conflicts and potential conflicts of interest which may arise as contemplated under Rule 204A-1 of the Investment Advisers Act and Rule 17j-1 under the 1940 Act and, with respect to registered investment company clients whose shares are listed on an exchange, the code of conduct and ethics code required by the New York Stock Exchange (the “Fund” as listed on Appendix 1).[1] Prior to providing investment advisory services to any registered investment company, the Adviser will ensure that this Code of Ethics has been approved by the Board of Trustees of such registered investment company (“Board of Trustees”).

All Access Persons must conduct themselves in an ethical manner premised on fundamental principles of openness, integrity, honesty and truth. The Adviser emphasizes the importance of, and places significant value on, ethical conduct. The Adviser challenges all Access Persons not only to satisfy the letter of the law but to meet the Adviser’s standard of conduct. This high standard of personal and professional conduct includes recognition of the following:

•	that Access Persons owe Clients a fiduciary duty including a duty of care and a duty of loyalty;
•	that Access Persons put their Clients’ interests first and above their personal interests;
•	that Access Persons will seek to avoid situations and arrangements that give rise to actual or potential conflicts of interest or that give even the appearance of impropriety;
•	that Access Persons will not take advantage of their positions or access to information they have as a result of their positions;

[1] This Code of Ethics should be read in conjunction with other policies and procedures contained in the First Manhattan Co. Compliance Program or separately adopted that provide guidance on the topics of avoiding insider trading and other manipulative trading practices, and the identification and avoidance of various conflicts of interest such as privacy, information security, outside business activities, and gift giving and receiving to name a few. Violations of those other provisions can be deemed violations of this Code.

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•	that Access Persons will comply with applicable federal and state securities laws;
•	that Access Persons will seek independence in the investment decision making process; and
•	that Access Persons will comply with the letter as well as with the spirit of this Code.
II.	Definitions.

(1)       “Access Person” means (i) all employees of the Adviser and (ii) any person designated by the Chief Compliance Officer (“CCO”) (as defined below) who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Client or the Adviser; or (b) is involved in making securities recommendations to Clients, or has access to such recommendations that are nonpublic.

(2)       “Adviser” or “FMC” means First Manhattan Co.

(3)       “CCO” means the person designated as such by the Adviser under its Compliance Program adopted pursuant to Rule 204(6)-7 of the Advisers Act.

(4)        “Chief Legal Officer” means the Chief Legal Officer of the Adviser.

(5)       “Client” means a client of the Adviser who has entered into an investment advisory contract with the Adviser.

(6)       “Compliance Department” means the compliance department of the Adviser, under to direction of Tom Kennedy, the current CCO, and such other individuals that the CCO should delegate responsibilities to in order to administer the requirements hereunder.

(7)       “Immediate Family” means parents, grandparents, mother-in-law or father in-law, spouse or domestic partner, brother or sister, brother-in-law or sister-in-law, son-in law or daughter-in-law, children, grandchildren, cousin, aunt or uncle, or niece or nephew, and any other person who resides in the same household as the registered person and the registered person financially supports, directly or indirectly, to a material extent. The term includes step and adoptive relationships. FINRA interprets cousin in the “immediate family” definition to mean first cousins and not second or more distant cousins.

(8)        “Portfolio Management Group” means Portfolio Managers and their teams under common management and supervision who work together to provide services to Clients. Members of Portfolio Management Groups are deemed, as a rebuttable presumption, to have actual knowledge of trades being executed by PMs in the Portfolio Management Group. Members of the Shared Services Group who have unrestricted access to trading information are deemed to be a member of each Portfolio Management Group on any day that such Portfolio Management Group is entering a solicited or discretionary order for unrelated clients. Whether an Access Person has actual knowledge of a Portfolio Management Group’s trades shall be determined by the CCO.

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(9)        “MCO” is an abbreviation for “MyComplianceOffice” which is the Adviser’s chosen compliance system to facilitate compliance with this Code of Ethics.

(10)       “Pershing” means the Adviser’s clearing firm, Pershing, LLC.

(11) “Private Placements” or other securities of “Limited Availability” include an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) (15 U.S.C. 77d(a)(2) or 77d(a)(5)) or pursuant to §§ 230.504 or 230.506 of the federal securities laws. 1) “Reportable Account” means personal investment accounts that must reported to the Compliance Department as defined herein in section V. A.

(12)       “Reportable Security” shall include and security that meets the definition of “Covered Security” as that term has the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it does not include securities excluded from that definition as provided in Rule 17j-1 including (i) direct obligations of the U.S. government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements, (iii) shares issued by money market funds, (iv) shares of open-end mutual funds that are not advised or sub-advised by the Adviser or its affiliates; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser or its affiliates. Reportable Security may also include a security that Legal and Compliance decide to include as a Reportable Security, subject to written notice to all, or any, applicable “Access Person”.

(13)       “Senior Managing Director” means any Senior Managing Director of the Adviser.

(14)       “Supervisory Principal” means a person entrusted with a supervisory role for other Access Persons.

III.	Standard of Business Conduct.

(1)       No Access Person shall:

(A)       employ any device, scheme or artifice to defraud a Client;

(B)	make any untrue statement of a material fact to a Client or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(C)	engage in any act, practice or course of business which would operate as a fraud or deceit upon a Client; or

(D)       engage in any manipulative practice with respect to a Client.

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IV.	Conflicts of Interest.

As a fiduciary, the Adviser has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients. All Access Persons must seek to avoid conflicts of interest. Access Persons must treat all Clients in a fair and equitable manner and must not favor one Client over other Clients. Access Persons shall follow the Adviser’s policies outlined in Section V of this Code regarding potential conflicts that may arise regarding an Access Person’s personal securities trading and a Client’s trading.

V.	Personal Securities Transactions.

Access Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

A.	Personal Securities Accounts.

FMC’s Personal Securities Transactions policies and procedures apply to all accounts capable of holding any Reportable Securities over which Access Persons have any beneficial ownership interest (“Reportable Accounts”). Reportable Accounts must be reported in the MCO system. Reportable Accounts typically includes accounts held by Immediate Family members who also share the same household as the Access Person, or non-Clients over which Access Persons exercise investment discretion. Reportable Accounts include accounts for Access Persons held at FMC.

For purposes of this Personal Securities Transactions section, the term “Access Person” includes: (1) any employee who has access to nonpublic information regarding any Client’s trading, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of FMC’s directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by FMC that has access to FMC’s nonpublic securities recommendations.

Pursuant to FINRA rules, Access Persons must request permission to hold Reportable Accounts away from the Adviser. It is the policy of FMC to require, wherever possible, Reportable Accounts in which Access Persons will trade in equity or fixed income securities that can be traded through the Adviser, to be held at the Adviser. Permission from the Firm to have an account held away from the Adviser is required by FINRA rules and must be requested via MCO. The CCO has discretion to decide whether an exception to the requirement to hold accounts at the Adviser is merited based on the facts and circumstances, provided that any such exception is reported to designated members of the Adviser’s Compliance Oversight Committee. Examples of circumstances where permission may be granted include, without limitation, (a) where an Access Person’s spouse is subject to an equivalent requirement at another SEC registered firm a compromise can be reached concerning which firm holds the Access Person and his or her spouses accounts, (b) where an account is a trust established at the trustee bank and it would not be

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practicable to move the account to the Adviser, or (c) an account is established to trade instruments that the Adviser is not able to trade for the Access Person (i.e,, a futures account).

Similarly, it may be possible for Access Persons to exclude Reportable Accounts (after being reported initially) from the further transaction and holdings reporting requirements described below, whether such Reportable accounts are held personally or by immediate family members sharing the same household, if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO before excluding any personal accounts or accounts held by immediate family members sharing the same household, and the CCO may direct the Access Person to request an exemption and supply certain documentation like statements or certifications in MCO from time to time (after receipt of permission, these Reportable Accounts become Exempt Accounts, see also Reporting below).

B.       Reportable Securities

FMC requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by FMC or an affiliate;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by FMC or an affiliate.

Exchange-traded funds (“ETFs”) are somewhat similar to open-end registered investment companies. However, ETFs Reportable Securities and are subject to the reporting requirements contained in FMC’s Personal Securities Transactions policy.

Access Persons may meet this requirement if they have properly entered Reportable Accounts into MCO, and FMC (via MCO) is either receiving statements directly from the financial institution that holds the accounts, or there is in place a feed of transactions from such financial institution into MCO. Access Persons must use reasonable efforts to facilitate this reporting when requested by the Compliance Department.

Any Access Person who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital

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Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.[2] The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

C.       Pre-clearance Procedures.

Access Persons must receive preclearance through MCO for transactions in Private Placements or other securities of Limited Availability, including investments in private funds sponsored or advised by FMC. Furthermore, certain Access Persons who are subject to the Firewall Procedures must obtain pre-clearance approval for their transactions in the Fund. FMC may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Access Persons must use the personal trading preclearance function within the MCO system to seek pre-clearance.

Supervisory Principals or Compliance staff providing preclearance of transactions in Private Placements through MCO must do on the basis that they are not aware of the subject transaction causing any conflicts of interest between the interests of the Access Person, FMC or the Clients of FMC or violations of this Code of Ethics, the FMC Compliance Program Manual or other separately adopted compliance policy of FMC. If any conflicts or violations are suspected, they must be escalated to the CCO.

D.       Handling of Orders.

The Adviser requires that the conduct of every Access Person be above reproach. The Adviser’s guiding principles are that Clients be treated fairly and equitably. The Adviser and its personnel must conduct themselves in such a way that they can in no way be deemed to have gained personal benefit at the expense of Clients. To ensure that potential conflicts with Clients’ orders are limited, the Adviser has in place the following rules regarding the handling of orders for Access Persons’ transactions in Reportable Accounts held at FMC:

(i)	Each order for an Access Person’s account of a Reportable Security must be clearly identified as such when given to the Adviser’s Order Desk. A Reportable Security includes the writing of an option to purchase or sell a Reportable Security.

(ii)	An Access Person who is a Portfolio Manager or a member of a Portfolio Management Group must be sure orders for Clients of the Portfolio Management Group in any particular security are completed before entering an order for the same security for self-directed Reportable Accounts associated with himself or herself.

[2] https://www.sec.gov/files/dlt-framework.pdf

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(iii)	No Access Person who is a Portfolio Manager or a member of a Portfolio Management Group may obtain a better price for his or her own Reportable Accounts with regard to any Reportable Security as to which a member of the Portfolio Management Group effects a solicited or discretionary order on the same day for an unrelated Client account. As a result, an Access Person who is a Portfolio Manager or a member of a Portfolio Management Group must enter an order for a security for self-directed Reportable Accounts of such Access Person the day after any solicited or discretionary order is completed for the same security for an unrelated account under such Portfolio Management Group’s supervision.

(iv)	No self-directed Reportable Account of an Access Person who is a member of a Portfolio Management Group may participate in any average pricing with any Client of that Portfolio Management Group. Advisory accounts managed by a Portfolio Manager for Access Persons (or their families) who are not a member of such Portfolio Manger’s Portfolio Management Group may participate in average pricing along with other clients of the Portfolio Management Group.

(v)	Any Client’s market order (whether discretionary, or not) shall have priority and preference over, and must be executed before, any order in the same security from an Access Person regardless of time entered or size. No Access Person’s order for his or her own accounts shall have priority or preference over any previously entered unfilled limit or not held order in the same security for any Client (discretionary or non-discretionary) regardless of price or size unless a determination is first obtained from a Supervisory Principal or the CCO or his or her designee that such Access Person’s order will not interfere with the Client’s order, taking into consideration the spread between the Client’s order and the market, its size, trading liquidity of the particular security involved and other pertinent factors.

Periodically, the Compliance Department shall review all orders of Access Persons processed through the Adviser’s Trading Desk using MCO.

C.       Restricted and Grey Lists.

The Compliance Department maintains (i) a Restricted List which is distributed periodically to all Access Persons and (ii) a Grey List which is maintained by the Compliance Department and made available to those Access Persons whom the Legal or Compliance Department determine need to have such list. The Adviser’s (i) Restricted List includes securities in which the Adviser may be deemed the beneficial owner of a position approaching 9.8% or more of the outstanding securities of the class, securities as to which the Adviser participates in an underwriting, and securities as to which a Senior Managing Director (or other Access Person in the discretion of the Chief Legal Officer or CCO) serves on the board of directors of the issuer; in general, Access Persons must provide representations as to the lack of material non-public information and potentially obtain other special prior written approval in MCO from the Legal or Compliance Department prior to effecting any transactions in any security on the Restricted List. The Grey List includes securities of an issuer with respect to which the Compliance Department has determined that an Access Person may be in possession of nonpublic material information; the Compliance Department monitors all trading in securities maintained on the Grey List and will

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make inquiries in connection with any such trading as deemed appropriate. All Access Persons are expected to provide complete cooperation in connection with any such inquiry.

D.       IPOs.

Access Persons, acting in an individual capacity, are not permitted to participate in an initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular (“New Issues”). FINRA Rule 5130 (“Rule 5130”) generally prohibits brokers and dealers from selling a New Issue to any account in which a restricted person (generally (i) broker/dealers and under certain circumstances, their owners, (ii) personnel of broker/dealers and under certain circumstances their immediate family members, (iii) portfolio managers of banks, savings and loan institutions, insurance companies, investment companies, investment advisors, or collective investment account, and (iv) a finder or any person acting in a fiduciary capacity to the New Issues’ managing underwriter (collectively “Restricted Persons”)) holds a beneficial interest (however Restricted Persons who are investors in collective investment accounts such as hedge funds may be permitted to participate in gains and losses attributable to New Issues under a de minimis exception to Rule 5130). The Adviser is a FINRA member and Access Persons are considered restricted persons under Rule 5130 and must adhere to the provisions of the Rule.

E.       Short Sales.

Access Persons who desire to effect short sale transactions in their Reportable Accounts held at FMC must first complete and execute Pershing’s margin agreement. Prior to effecting a short sale in a security, Access Persons must first verify with either, the Head of Client Services, a Co-Director of Operations, that the security can be borrowed. Anyone of those individuals will contact Pershing to determine the availability of the applicable security. In the event Pershing cannot confirm that sufficient shares of the security can be borrowed, the short sales transaction may not be effected. The Adviser ordinarily permits short sales of New York Stock Exchange listed equities only. No bonds or OTC equities may be sold short (unless sold short against the box) without the prior approval of the CCO or the Chief Legal Officer (or their delegate) and a Supervisory Principal.

F.       Short-Term Trading and Trading Frequency.

The Adviser typically advocates a long-term, value-oriented approach to investing and strongly encourages Access Persons to follow a similar investment methodology in their personal investing. Access Persons are expected to devote their full time and attention to their work responsibilities and are discouraged from engaging in short-term and frequent trading. The Adviser will take the appropriate action to curtail an Access Person’s trading activity if, in the judgment of the Supervisory Principal (in consultation with the CCO and Chief Human Resources Officer), such trading activity may have an adverse impact on the Access Person’s job performance. For example, the Access Person who is observed to be engaging in frequent short-term trading may be restricted to a holding period of 30 days to transact at a profit, and 10 days if transacting at a loss, or an Access Person observed to be engaging in frequent trading (e.g., 20 or more trades in a month) may be warned to curtail trading that is deemed excessive. Repeated warning may be cause for disciplinary actions.

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G.       Use of Margin.

Prior to engaging in margin transactions, an Access Person must have on deposit at least $100,000 in cash and/or account equity in at least five positions; any exception to this guideline requires the approval of a Co-Director of Operations or his designee. Access Persons must execute Pershing’s margin agreement which must be received within five days from the date of the first margin trade. Extensions and prepayments are not permitted in Access Persons’ accounts, except under extraordinary circumstances and with the approval of the Chief Compliance Officer or his/her delegate.

H.       Insider Trading and Prohibited Trading Practices.

The Adviser has established the following policies and procedures to prevent the misuse of material non-public information (“Inside Information”): all Access Persons are prohibited from (i) effecting any securities transactions while in the possession of Inside Information and (ii) disclosing such information to others. If an Access Persons suspects that he or she has material non-public information, they must report this to the Chief Legal Officer and CCO and tell no one else unless instructed to do so by the Chief Legal Officer or CCO. The prohibition against insider trading applies not only to the security to which the Inside Information directly relates, but also to related or derivative securities, such as options or convertible securities. In the event an Access Person receives Inside Information, he or she is prohibited from trading on that information for (i) the account of the Adviser, (ii) the account of any Client, (iii) the Access Person’s own account, (iv) any accounts in which Access Persons have a direct or indirect beneficial interest (including accounts for family members) or (v) any other account over which the Access Person has control, discretionary authority or power of attorney.

The Adviser has also established trading policies and procedures specifically for the Fund to prevent the misuse of Insider Information and such procedure is incorporated herein by reference. Access Persons are prohibited from directly or indirectly employing any device, scheme, or artifice to defraud any client or prospective client; to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; or to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative as determined by the SEC. This prohibition includes practices commonly referred to as front-running, tailgating and other inappropriate trading practices.

The Compliance Department reviews all Access Persons’ personal trades to ensure that such trades are in compliance with the Adviser’s insider trading and prohibited trading practices, policies as well as the policies and procedures of the Fund.

VI.	Gifts.

A.       Gifts to Others.

Gifts and entertainment in relation to the business of the Adviser are subject to the FMC Compliance Program Manual. Gifts of anything of value and gratuities to anyone relating to the Adviser’s business are generally limited to $100 per person per year. This limitation does not include (i) usual business entertainment such as meals or sporting events where the employee hosts the recipient or (ii) tickets to sporting or entertainment events (where the Access Person does not

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accompany the recipient). Such gifts may not be so frequent or so expensive as to raise a suggestion of unethical conduct. Employees of regulators are also subject to rule limitations regarding gifts to them from broker-dealers and their employees. The Chief Legal Officer (or his/her delegate) must be contacted for guidance before the provision of any gift to an employee of a regulator.

Gifts and gratuities are not permitted when given for the purpose of influencing or rewarding the action of a person in connection with the publication of information which has or is intended to have an effect upon the market price of any security.

B.       Accepting Gifts.

Access Persons may not solicit gifts or gratuities from Clients or other persons doing business with the Adviser. Access Persons are not permitted to accept gifts from outside vendors currently doing business with the Adviser or seeking future business without the prior approval of the Chief Legal Officer. This policy does not include customary business meals or entertainment, promotional items (caps, T-shirts, pens, etc.) or gifts of nominal (less than $200) value.

VII.	Outside Business Activities.

At the commencement of employment, or once an employee is already employed by the Adviser, prior to commencement of the Outside Business Activity, an Access Persons must disclose outside business activities to their Supervisory Principal and the Compliance Department in MCO. Access Persons must also confirm that their disclosures are complete in response to requests distributed via MCO by the Compliance Department. No Access Person may engage in any outside business activities, securities- related or otherwise, without the prior written approval of their Supervisory Principal and the Compliance Department. Outside business activities include, but are not limited to, (i) serving as a director or officer of any business entity, and (ii) arranging, participating in, providing advice with respect to or soliciting or introducing to any Client any financing, private placement or similar transaction; provided however activities which are educational, non-profit or charitable in nature (unless investment related) are not required to be pre-approved, but still must be disclosed. Access Persons should be aware that certain Outside Business activities must be disclosed publicly on Form U-4. An Access Person is required to disclose via MCO to their Supervisory Principal, the Chief Legal Officer or the CCO or his or her designee any executorship, trusteeship or power of attorney prior to accepting such positions, other than with respect to family members pursuant to the Positions of Trust Policy adopted pursuant to FINRA Rule 3820.

Additionally, an Access Person must complete, execute and submit to their Supervisory Principal and the Compliance Department a pre-clearance form prior to acquiring or disposing of a security issued by a publicly-traded company (either for his or her own account or for the account of a Client over which he or she has investment discretion) in which an Access Person occupies an official role (the Access Person who actually occupies the official role must complete, execute and submit to the Compliance Department a disclosure form in lieu of the pre-clearance form).

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VIII.	Confidentiality.

A.       Protection of Confidential Information.

It is imperative that all Access Persons maintain the confidentiality of information pertaining to the affairs of the Adviser and Clients. No information should be disclosed to outside callers inquiring about any Client account, including proxy solicitation requests and media inquiries. All information regarding Client accounts is confidential and any inquiries should be referred to the Compliance Department or the Chief Legal Officer. The names of Clients and their trading activity (unless otherwise in the public domain) and any information pertaining to their accounts is confidential and should not be disclosed to anyone outside of the Adviser for any reason, including credit information requests, without the specific Client’s express permission. A similar policy applies for companies with which the Adviser may have a corporate finance relationship and all matters pertaining to that relationship even if there has been a public announcement relating to any such matters. This includes matters such as a proposed merger, acquisition, tender offer, or stock repurchase program. Vigilance should be exercised discussing corporate finance matters even within the confines of the Adviser’s offices, and personnel should discuss these matters with Access Persons outside of their department only on a need-to-know basis.

The firm will maintain personal information concerning Access Persons’ personal investments and other personal information in a manner such that it is to be kept confidential and use commercially reasonable means to protect such information. All Access Persons should be aware that in addition to Compliance and certain members of senior management of FMC, their Supervisory Principals will have transparency to certain personal trade related information via MCO for supervisory purposes.

B.       Regulation S-P.

On June 27, 2000, the Securities and Exchange Commission adopted Regulation S-P, which implemented portions of the Gramm Leach Bliley Act by regulating the sharing of personal information about individuals by broker-dealers, investment advisers and investment companies. The Adviser is subject to the provisions of Regulation S-P. In order to comply with the provisions of Regulation S-P, the Adviser has adopted privacy policies and procedures that, among other things, (i) maintain physical, electronic and procedural safeguards designed to protect against unauthorized use of non-public personal Client information and (ii) restricts the access to such information to Access Persons who need to know such information in order to provide the Adviser’s services to Clients. The Adviser provides Clients with a copy of such policies and procedures at the time the Client’s account is opened and forwards to Clients any amendments to such policies in a timely fashion.

IX.	Reporting.

Quarterly Transaction Reports

Access Persons must ensure that they report all transactions in Reportable Securities effected in Reportable Accounts in which they have a Beneficial Interest, no later than 30 days after the end of each calendar quarter. Access Persons must also report any Reportable Accounts

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opened during the quarter (such accounts being those that can hold any Reportable Securities. Reports regarding Reportable Securities transactions and newly opened Reportable Accounts must be submitted to Compliance via MCO, within 30 days of the end of each calendar quarter.

Access Persons must utilize the employee compliance solution within MCO to fulfill quarterly reporting obligations. The Compliance Department will periodically request each Access Person to confirm that all Reportable Accounts and transactions in Reportable Securities have been entered into MCO as further described below.

A.	Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds or can hold any Reportable Securities (“Reportable Accounts”), as well as all Reportable Securities holdings not held in a Reportable Account. An account is a Reportable Account if it can hold any Reportable Securities, even if none of the securities actually held fall within the definition of a “Reportable Security.”

The requirements to report Reportable Securities held in Reportable Accounts may be met by ensuring that statements have been provided to Compliance (via MCO), or feeds of transaction are being fed into MCO, within 10 days of becoming an Access Person. Otherwise, Reportable Securities not held in a Reportable Account (such as those held at a transfer agent, or interests in alternative funds, for example) must be submitted/confirmed, within MCO within 10 days of an individual first becoming an Access Person, when such holdings are acquired, and when requested by Compliance to do so (which will occur at least annually), via the MCO system. Initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person, and annual holdings reports must be current within 45 days before the date they are requested to be confirmed.

If an Access Persons does not have any holdings and/or accounts to report, this should be indicated or confirmed in MCO within 10 days of becoming an Access Person and or when requested by Compliance.

B.	Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, at the CCO’s discretion, an Access Person may not be required to submit:

•	Quarterly reports for any transactions effected pursuant to an automatic investment plan; or
•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis,
•	In either case for which the Access Person has obtained an Exemption (Exempt Accounts).

Any investment plans (such as a DRIP plan) or accounts that may be eligible for either of these Exemptions must be brought to the attention of the CCO, or a designee, who will, on a case-

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by-case basis, determine whether the plan or account qualifies for an Exemption. Access Persons who claim they have no direct or indirect influence or control over an account are also required to request an Exemption using the MCO solution within MCO upon commencement of their employment and on a periodic basis thereafter. In making the determination to grant an exemption, the CCO, or a designee, may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the Exempt Account to identify transactions that would have been prohibited pursuant to FMC's Code, absent reliance on the reporting exception. Again, reliance on this independent or separately managed account Exemption is conditioned on approval of the request through MCO and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by Compliance.

X.	Administration and Enforcement of the Code.

A.       Certification.

The Adviser shall provide a copy of the Code to each Access Person. Each Access Person shall certify in writing at the commencement of his or her employment with the Adviser and annually thereafter that he or she:

(a)       has received and read the Code;

(b)       acknowledges that he or she is subject to the Code; and

(c)       has complied and will comply with the provisions of the Code.

B.       Amendments to the Code.

The Adviser shall provide each Access Person with any amendments to the Code and each Access Person shall certify in writing that he or she has received and read and will comply with the amendments to the Code. Material amendments to the Code will be presented to the Board of Trustees for ratification within six months of such amendment.

C.       Education and Training.

As part of the Adviser’s Continuing Education program, the Adviser will provide training and education regarding the Code to all Access Persons on a periodic basis. Additionally, the CCO or his or her designee shall review the Code not less frequently than on an annual basis to verify the adequacy of the Code and the effectiveness of the Adviser’s implementation of the Code.

D.       Reporting Violations of the Code.

Improper actions by the Adviser or its Access Persons could have severe negative consequences for the Adviser, its Clients and Investors. Impropriety, or even the appearance of

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impropriety, could negatively impact all Access Persons, including people who had, no involvement in the problematic activities.

Access Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Chief Legal Officer on the matter, and he may report them also to the CEO in his or her discretion. Any problems identified during the review will be addressed in ways that reflect the Adviser’s fiduciary duty to its Clients.

An Access Person’s identification of a material compliance issue will be viewed favorably by the company’s senior executives. Retaliation against any Access Person who reports a violation of the Code in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Access Person believes that he or she has been retaliated against, he or she should notify the CEO directly unless the CEO is the party regarding whom such report is being made. Reports of violations of this Code may be reported on an anonymous basis to the CEO, Chief Legal Officer or CCO via any means that the reporting person may feel maintains their anonymous status, including via first class mail to the Adviser’s office at 375 Park Avenue, 38th floor attention: Chief Compliance Officer, or addressed to any such other officer of the Adviser.

Violations of this Code, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Access Person’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Access Person to civil, regulatory or criminal sanctions. No Access Person will determine whether he or she committed a violation of the Code or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations. Additionally, material violations of the Code by Access Persons who provide services to the Fund will be presented by the Legal and Compliance Department to the Fund’s Chief Compliance Officer and Board of Trustees no less frequently than annually.

E.       Form ADV Code Disclosure.

The Adviser will describe its Code in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code. All Client requests for the Adviser’s Code should be directed to the CCO.

XI	Records.

The Adviser shall maintain records in the manner and to the extent set forth below in a readily available place, which may include the MCO system, which records shall be available for examination by representatives of the Securities and Exchange Commission.

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(1)       A copy of the Code and any other code which is, or at any time within the past five years has been, in effect;

(2)       A record of any violation of the Code and of any action taken as a result of such violation for a period of not less than five years following the end of the fiscal year in which the violation occurred;

(3)       A copy of all written acknowledgements of receipt of the Code and amendments for each Access Person who is currently, or within the past five years was an Access Person (these records will be maintained for five years after the Access Person ceases to be an Access Person);

(4)       A copy of all holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports for at least five years from the date of such reports;

(5)       A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in IPOs and private offerings for at least five years after the end of the fiscal year in which approval was granted; and

(6)       A record of all persons who are, or within the past five years, have been responsible for reviewing Access Persons’ reports.

XI.	Miscellaneous.

(1)       All reports of Covered Securities holdings and transactions shall be treated as confidential.

(2)       The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

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ANNEX TO CODE OF ETHICS

List of Registered Investment Companies Managed by the Adviser

FMC Excelsior Focus Equity ETF – also registered with NYSE.

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